UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NUBURU, INC.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 17, 2024, Nuburu, Inc. (“Nuburu” or the “Company”) sent a letter to its stockholders regarding Nuburu’s Special Meeting of Stockholders. A copy of the letter is set forth below.

YOUR VOTE IS IMPORTANT TO YOUR INVESTMENT

Your vote is needed at the Nuburu, Inc. Special Meeting of Stockholders to be held on Friday, September 27, 2024.

Your participation and directive to vote will not be represented unless you actively submit your instructions. Enclosed please find your voting form, along with instructions to submit your vote electronically.

EASY WAYS TO VOTE TODAY

You may choose to vote immediately by phone, or internet, using the enclosed proxy voting form.

If you have any questions or prefer to vote with a live agent, please contact our voting and tabulation agent.

Mediant Communications Inc.

toll-free, at 1-888-423-3318

Monday through Friday, 9 a.m. to 6 p.m. Eastern

PROPOSALS TO BE VOTED UPON

1.
To approve, for purposes of complying with NYSE American listing rules, the issuance of shares of common stock in excess of 19.99% of the company’s outstanding common stock on conversion of certain convertible notes, and any future adjustments of the conversion price of such notes.

2.
To approve the issuance of up to $35.0 million of securities in one or more non-public offerings, where the maximum discount at which securities may be offered may be equivalent to a discount of up to 30% below the market price of the company’s common stock.

3.
Approve adjourning the Special Meeting if necessary to gather more votes or meet quorum requirements.

WHY WE SEEK APPROVAL ON ALL PROPOSALS

•
Voting today helps the company avoid the additional expense of requesting votes from stockholders, and worse, the tremendous expense of a meeting adjournment;

•
Proposals 1and 2 benefit the company and its stockholders by providing the following:
o
Critical additional working capital
o
Funding to support the company’s business plans
o
Funding to commercialize the company’s technology
o
Debt reduction

ADDITIONAL INFORMATION

Stockholders are encouraged to vote and submit proxies in advance of the Special Meeting by mail, Internet or telephone as early as possible to avoid processing delays and ensure their votes are counted. Simply follow the instructions found on the accompanying proxy voting instruction form.

Our board of directors has determined that the matters to be considered at the Special Meeting are in the best interests of the company and its stockholders. For the reasons set forth in the proxy statement, our board unanimously recommends a vote “FOR” each matter to be considered.

You will also find a link to an electronic copy of our Proxy Statement and Annual Report, which we suggest you read when making your voting decisions. A copy of each has already been delivered to you.

Thank you and we appreciate your vote!

Sincerely,

/s/ Brian Knaley

Brian Knaley

Chief Executive Officer